Chuy’s Holdings, Inc. Appoints Randall M. DeWitt to Board of Directors
AUSTIN, Texas, October 27, 2016 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced that Randall M. DeWitt has been appointed as an independent member of its Board of Directors.
Mr. DeWitt is a well-known executive with 22 years of restaurant experience. Mr. DeWitt is the founder and chief executive officer of Front Burner Restaurants. Front Burner currently has five different concepts and is known for developing innovative restaurant concepts that span the fast casual, casual and upscale casual dining segments. Front Burner operates Whiskey Cake, Velvet Taco, Sixty Vines, Mexican Sugar, and The Ranch at Las Colinas. Prior to founding Front Burner, Mr. DeWitt worked for ten years in commercial real estate development and sales.
Mike Young, Co-Chairman of Chuy’s Holdings, stated, “As the founder and chief executive officer of Front Burner Restaurants, an innovative restaurant company that operates fast growing concepts such as Whiskey Cake and Velvet Taco, we consider Randy an ideal addition to the Chuy’s board. His operational and business development experience will make him an invaluable asset to our entire organization. On behalf of our entire team, we would like to welcome Randy to the Chuy’s board.”
The appointment of Mr. DeWitt completes the Company’s search for a replacement independent board member left vacant due to the passing of its former board member, Doug Schmick.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 78 full-service restaurants across 16 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.
Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com

1